Exhibit 99.23(a)(xi)

ARTICLES OF AMENDMENT TO THE
ARTICLES OF INCORPORATION
OF
OLD WESTBURY FUNDS, INC.

     Old Westbury Funds, Inc., a Maryland corporation whose principal Maryland office is located in Baltimore, Maryland (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Corporation desires to, and does hereby, amend its charter as currently in effect to terminate Old Westbury Mid Cap Equity Fund as a series of the Corporation.

     SECOND: The Corporation desires to, and does hereby, amend its charter as currently in effect to reallocate the authorized shares designated and classified as shares of Old Westbury Mid Cap Equity Fund among the remaining series as set forth herein. As of immediately before the termination of Old Westbury Mid Cap Equity Fund as described in Article FIRST, the authorized shares of the Corporation were designated and classified as follows:

Series	Number of Shares

Old Westbury U.S. Large Cap Fund	2,000,000,000
Old Westbury Mid Cap Equity Fund	2,000,000,000
Old Westbury Non-U.S. Large Cap Fund	3,000,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury Global Small & Mid Cap Fund	3,000,000,000
Old Westbury Real Return Fund	3,000,000,000
Old Westbury Global Opportunities Fund	3,000,000,000

     THIRD: As of immediately following the termination of Old Westbury Mid Cap Equity Fund as described in Article FIRST, the authorized shares of the Corporation are designated and classified as follows:

Series	Number of Shares

Old Westbury U.S. Large Cap Fund	2,500,000,000
Old Westbury Non-U.S. Large Cap Fund	3,000,000,000
Old Westbury Fixed Income Fund	2,000,000,000
Old Westbury Municipal Bond Fund	2,000,000,000
Old Westbury Global Small & Mid Cap Fund	3,500,000,000
Old Westbury Real Return Fund	3,500,000,000
Old Westbury Global Opportunities Fund	3,500,000,000

     FOURTH: The total number of shares of stock that the Corporation is authorized to issue, the par value per share and the aggregate par value of all the shares have not been increased or decreased by these Articles of Amendment. The total number of shares of stock of that the Corporation has authority to issue is twenty billion (20,000,000,000) shares, with a par value of one tenth of one cent ($.001) per share, for an aggregate par value of Twenty Million Dollars ($20,000,000.00).

     FIFTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series of stock of the Corporation described in Article THIRD hereof shall be as set forth in the Corporation’s charter and shall be subject to all provisions of the charter relating to shares of the Corporation generally.

     SIXTH: The foregoing changes have been effected in the manner and by the vote required by the Corporation’s charter and the laws of the State of Maryland. The changes were approved by a majority of the Board of Directors of the Corporation, are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law and may be made without action by the Corporation’s stockholders.

     SEVENTH: Except as hereby amended, the Corporation’s charter shall remain in full force and effect.

     EIGHTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

     The President acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters set forth in these Articles of amendment with respect to the authorization and approval of the amendment of the Corporation’s charter are true in all material respects, and that this statement is made under the penalties of perjury.

     [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, OLD WESTBURY FUNDS, INC. has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President and attested to by its Secretary, both duly authorized officers of the Corporation on this 23rd day of October 2008.

OLD WESTBURY FUNDS, INC.

/s/ Marc D. Stern
Marc D. Stern
President

ATTEST:

/s/ Diane J. Drake
Diane J. Drake
Secretary